EXHIBIT 99.1

NBC UNIVERSAL AND PAXSON COMMUNICATIONS REACH STRATEGIC AGREEMENT

Agreement Bolsters Strategic and Financial Flexibility of Both Companies

Brandon Burgess to Join Paxson Communications as Chief Executive Officer

New York, NY / West Palm Beach, FL November 7, 2005 — NBC Universal and Paxson Communications Corp. (“Paxson Communications”) (AMEX: PAX) today announced a definitive agreement that sets the stage for a strategic and financial restructuring of Paxson Communications, which owns and operates the nation’s largest broadcast distribution system, consisting of 60 television stations and reaching 83% of domestic television households (approximately 91 million homes) via its station group and cable and satellite platforms.

Under the new agreement NBC Universal and Paxson Communications have modified the terms of NBC Universal’s existing Series B preferred stock investment and related agreements. NBC Universal has acquired an 18-month call right from Paxson Communications’ founder Lowell “Bud” Paxson to purchase all of Mr. Paxson’s common shares, including his voting control shares. Although NBC Universal cannot currently exercise the call right under existing FCC rules, it may transfer the call right to a third party who may exercise it (subject to all necessary regulatory approvals). If the call right is exercised or transferred within 18 months, NBC Universal or its transferee will make a tender offer for all of Paxson Communications’ outstanding Class A common stock, subject to all necessary regulatory approvals. If NBC Universal or its transferee fails to initiate a tender offer in the 18-month timeframe, NBC Universal will, as an alternative form of value, deliver $105 million of its Series B preferred stock back to Paxson Communications for distribution to Paxson Communications’ Class A shareholders (excluding Mr. Paxson). The form of the consideration the public shareholders will receive depends on whether the call right is exercised. Also, NBC Universal and Paxson Communications have settled all pending legal disputes, including court proceedings and arbitration, which will be dismissed.

“NBC Universal has been the largest financial investor in Paxson Communications for some time, and we continue to believe that Paxson Communications has a compelling national platform,” said Bob Wright, Chairman and CEO of NBC Universal. “This agreement gives Paxson Communications the flexibility to invite new partners and investors who do not face the same FCC limitations that we do and who are interested in investing in and programming a nationwide television distribution platform.”

“We believe this agreement with NBC Universal will improve our Company’s ability to realize the value of its assets and distribution platform, while providing our public stockholders an opportunity to receive enhanced value for their shares,” said W. Lawrence Patrick, Chairman of the Special Committee of Paxson Communications’ Board of Directors. “Furthermore, the agreement affords the company the flexibility necessary to attract strategic partners and investors, to improve prospects for refinancing, and to more cost effectively strengthen the company’s balance sheet.“

Terms of the Transaction

NBC Universal has acquired a transferable 18-month call right on all of Mr. Paxson’s common shares, including his Class B voting control shares. NBC Universal paid Mr. Paxson $1.00 per Class A share and $1.15 per Class B share (a total of approximately $25 million) to acquire the call right. The exercise price of the call right is $0.25 per Class A share and $0.29 per Class B share. In order to exercise the call right, NBC Universal or a party to whom it transfers the call right must make a tender offer to purchase all Class A shares held by the public shareholders (other than those held by Mr. Paxson) at $1.25 per share. The $1.25 tender price will increase at a rate of 10% annually until the tender is commenced. In the tender offer, Paxson Communications’ public stockholders will have the option to sell their shares at the tender price or retain their shares.

If the call right is not exercised or transferred within 18 months, then Paxson Communications public shareholders (excluding Mr. Paxson) will receive instead $105 million face value of Series B preferred stock (increasing at a rate of 10% until delivered) of a comparable rate type and equal rank to that owned by NBC Universal and will retain their common stock. In this circumstance, Paxson Communications would exercise the call right to purchase and retire Mr. Paxson’s control shares, after which Mr. Paxson would no longer be a stockholder in the company.

As part of the agreement, NBC Universal agreed to reduce the accrued and unpaid dividends on its preferred stock (which were $288.6 million as of September 30, 2005 based on the disputed 28.3% dividend rate) by $100 million and to accept $188.6 million of additional Series B preferred stock issued by Paxson Communications to NBC Universal in full satisfaction of all accrued dividends through September 30, 2005. NBC Universal has also agreed to reduce the annual dividend rate on the resulting $604 million in preferred stock to 11% (reducing the annual dividend accrual on the Series B preferred stock by approximately $50 million) and to extend the redemption date of the Series B preferred stock from December 2009 to December 2013. The Series B preferred stock is convertible into common stock, subject to FCC and other limitations, at a price of $2.00 per share (reduced from $22.06 per share), which increases at the same rate as the dividend rate. The Series B preferred stock remains exchangeable at the option of the holder (subject to certain conditions) into subordinated debentures with a maturity date of December 31, 2009.

NBC Universal also purchased from Paxson Communications Series B preferred stock for $2.5 million and cancelled warrants it held to purchase approximately 32 million shares of Paxson Communications Class A common stock. NBC Universal remains a non-attributable investor in Paxson Communications under FCC rules.

Paxson Communications Management and Board of Directors

As concurrently announced today, Mr. Paxson has resigned as Chairman and Chief Executive Officer of Paxson Communications. R. Brandon Burgess, who resigned from NBC Universal where he was Executive Vice President of Business Development and International Channels, joins Paxson Communications as a member of the Board of Directors and will assume the responsibilities of Chief Executive Officer of the company on November 10, 2005. Mr. Paxson was named Chairman Emeritus, and he will continue to serve as single majority stockholder of entities holding Paxson Communications’ FCC licenses until the purchase of his shares is complete and regulatory approval has been granted.

The transactions described in this release were unanimously approved by Paxson Communications’ Board of Directors upon the recommendation of a special committee of independent directors comprised of W. Lawrence Patrick, Henry J. Brandon, and Raymond S. Rajewski. Lazard served as independent financial advisor to the Special Committee.

The Paxson Communications Board also includes Dean Goodman, the company’s President and Chief Operating Officer, who will remain in that position. The Board will recruit up to four additional qualified independent director candidates to fill Board vacancies. The Board of Directors has also appointed Mr. Patrick, who served as Chairman of the Special Committee, as Chairman of the Board.

About NBC Universal

NBC Universal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. Formed in May 2004 through the combining of NBC and Vivendi Universal Entertainment, NBC Universal owns and operates a valuable portfolio of news and entertainment networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. NBC Universal is 80% owned by General Electric, with 20% controlled by Vivendi Universal.

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television station group. Paxson reaches 83% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com

Note: Paxson distribution data provided by Nielsen Media Research.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that Paxson Communications Corporation expects or anticipates will or may occur in the future, including its estimates of financial performance, are forward looking statements.

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NBC Universal
Media Relations:
Julie Summersgill
(212) 664-2512

Paxson Communications Corporation
Media Relations:
Leslie Monreal
(561) 682-4134

Investor Relations:
Richard Garcia
(561) 682-4209